Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
MedAssets, Inc.
Alpharetta, Georgia
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 15, 2007, relating to the financial statements of XactiMed, Inc. which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Weaver and Tidwell, L.L.P
WEAVER AND TIDWELL, L.L.P
Dallas, Texas
November 20, 2007